Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by and among Corporate Office Properties, L.P. (the “Employer”), Corporate Office Properties Trust (the “Company”) and Stephen E. Riffee (the “Executive”).

WHEREAS, the parties hereto have previously entered into that certain Employment Agreement entered into as of June 14, 2012 by and between the Employer, the Company and the Executive (the “Employment Agreement”) and, unless the context requires otherwise, capitalized terms used, but not defined herein shall have the meanings ascribed thereto in the Employment Agreement;

WHEREAS, the parties hereto have agreed that the Executive’s separation date from employment with the Employer shall be February 3, 2015 (the “Separation Date”);

WHEREAS, the Employment Agreement provided for the Executive to receive certain benefits and contained certain continuing obligations that were to apply in the event that the Executive’s employment with the Employer was ended by the Employer concurrently with or after the expiration of the Term, which was scheduled to expire on March 31, 2015; and

WHEREAS, in connection with the Executive’s separation from employment with the Employer on the Separation Date, the parties hereto desire for the Executive to receive benefits from the Employer and be subject to continuing obligations similar to those that would have been received or applied under the Employment Agreement in the event that the Executive’s employment with the Employer was ended by the Employer concurrently with or after the expiration of the Term;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreement hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

1.Separation Date. The Executive’s employment with the Employer shall end on the Separation Date. The Executive hereby confirms his resignation, as of the Separation Date, from all positions with the Company, the Employer and all of their subsidiaries.
2.Termination Payment and Benefits. In lieu of any and all payments or other benefits otherwise due to the Executive pursuant to Section 4 of the Employment Agreement (other than the

Accrued Benefit), the Employer shall pay or provide, or cause to be paid or provided, the following payments and benefits to the Executive:

a.
on the forty-fifth (45th) day after the Separation Date, the Employer shall pay, or cause to be paid, to the Executive $843,850 in a lump sum, net of all lawful deductions, which shall be made by the Employer (e.g., Federal and State payroll taxes, and the Executive’s portion of FICA and FUTA) (collectively referred to as the “Termination Payment”); and

b.
the Employer shall provide, or cause to be provided, to the Executive medical, dental and vision benefits continuation through COBRA paid for by the Employer through the earlier of (1) the date on which the Executive qualifies for other health insurance coverage or (2) March 31, 2015.

Notwithstanding the foregoing, if this Agreement is revoked pursuant to Section 11, no payment or other consideration provided under this Agreement, including the Termination Payment and other benefits set forth above, shall be paid or provided to the Executive.
3.Equity Awards. With respect to all outstanding unvested equity awards granted to the Executive on or prior to the Separation Date (the “Equity Awards”), the Executive shall be treated in the same manner as if the Employer and/or the Company ended the Executive’s employment without cause on the Separation Date. Accordingly, all outstanding unvested restricted common shares of beneficial interest of the Company held by the Executive on the Separation Date shall become fully vested on such date and the Executive’s separation from employment with the Employer shall be treated as a “Qualified Termination” occurring on the Separation Date for purposes of the performance share awards granted on March 6, 2014 and March 1, 2013. The parties hereto hereby agree that a complete and accurate list of the Equity Awards is set forth on Exhibit A attached hereto.
4.Accrued Benefit. The Executive acknowledges and agrees that the Accrued Benefit consists solely of the following: (i) Base Salary that was earned and unpaid as of the Separation Date, (ii) accrued but unused vacation days as of the Separation Date, (iii) the Executive’s vested rights under the Employer’s 401(k) plan and (iv) the Executive’s vested rights under the Employer’s non qualified deferred compensation plan as of the Separation Date. The Executive acknowledges and agrees that he has been reimbursed for any and all expenses or costs he incurred during his employment with the Employer.
5.Other Future Payments. As part of the normal course of the Executive’s employment by the Employer through the Separation Date, the following items will be disbursed to the Executive after the Separation Date on the Company’s pre-established disbursement dates, subject to Compensation Committee approval: 1) 2014 Annual Incentive Award (“AIA” or cash bonus); 2) payout from the Performance Share Award Agreement dated as of March 1, 2012, pursuant to which the Company granted the Executive a Target Award (as defined therein) consisting of 14,247 performance share units; and 3) any pro-rata cash bonus payment for 2015, to be disbursed at the same time as the 2014 cash bonus.

6.Continuing Obligations. The parties hereto hereby agree to be bound by the provisions of the Employment Agreement set forth in Sections 5, 6, 10 and 11(b), (c) and (d) thereof to the same extent as if such provisions were set forth herein, except that the end of the Executive’s employment with the Employer on the Separation Date will be treated as a termination after the end of the Term for purposes of Section 6(a) of the Employment Agreement.
7.Release of Claims By the Executive.

a.
In consideration of the Termination Payment and other consideration set forth in this Agreement, the Executive hereby releases and forever discharges the Company and the Employer, the predecessors, successors, assigns and affiliates of each of the Company and the Employer, and current and former members, partners, trustees, officers, employees, representatives, attorneys, agents and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are referred to hereinafter as the “Releasees”) from any claim, demand, right, action or cause of action, of whatever nature or kind, in law, equity, administrative proceedings, or otherwise, whether based upon any law, statute, ordinance, rule, regulation, common law, or otherwise, or any entitlement to attorneys’ fees, costs or expenses, and from any other matter under any other theory, whether known or unknown, suspected or claimed, liquidated or unliquidated, absolute or contingent (collectively, “Claims”), which arose or occurred at any time prior to the date the Executive signed this Agreement, including, but not limited to, any Claim relating in any way to the Executive’s employment, or the end thereof, by the Employer, the Company and/or any subsidiary of either, saving and excepting however, the Executive’s rights to the Accrued Benefit, the Executive’s rights under this Agreement and any Claim that cannot be waived as a matter of law, nor shall this Release constitute a waiver of any vested rights under any 401(k), retirement or other ERISA-governed plan, or a waiver of any of vested stock options or restricted shares, if any. Without restricting the foregoing, this Release includes: (1) any Claim brought under any federal, state, or local fair employment practices law, including, but not limited to: the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act (“ADA”) as amended, the Equal Pay Act (EPA), the Genetic Information Nondiscrimination Act (“GINA”), and the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); (2) any Claim brought under any state or federal law regarding wages, benefits, or employment practices, including the Family and Medical Leave Act; (3) any contract Claims; (4) any intentional or unintentional tort Claims, including, but not limited to: defamation, libel, slander, abusive or wrongful discharge, fraud or misrepresentation; and (5) any Claims alleging retaliation and/or any whistleblower Claims, including Claims arising under the Sarbanes-Oxley Act and the Dodd Frank Act.

b.
The Executive promises and covenants not to commence any action or proceeding against any Releasee for any released Claim before any federal or state court or, except as expressly stated herein, administrative agency, civil rights commission or other forum. If the Executive commences any action or proceeding in violation of this paragraph, the Employer and the Company shall be excused from making any further payments, continuing any other benefits, or providing other consideration otherwise owed under this Agreement, other than the Accrued Benefit. Notwithstanding the foregoing, the parties recognize the authority of the Equal Employment Opportunity Commission (“EEOC”) to enforce the statutes which come under its jurisdiction, and this Release is not intended to prevent the Executive from filing a charge or participating in any investigation or proceeding conducted by the EEOC. To the extent any proceeding is commenced against any of the Releasees by any person, entity or agency in any forum, the Executive waives any Claim or right to money damages, attorneys’ fees, or other legal or equitable relief awarded by any jury, court or governmental agency related to any released Claim. Further notwithstanding the foregoing, this paragraph shall not apply to any proceeding initiated by the Executive to the extent that the Executive asserts that any Releasee has violated ADEA, including any challenge to the effectiveness of the release of Claims under ADEA. For the avoidance of doubt, this exception for the pursuit of ADEA Claims shall not be construed as an acknowledgment that the release of ADEA Claims is in any way ineffective, shall not be construed to affect the effectiveness of the Executive’s release of ADEA Claims and shall not affect the right of any Releasee to rely on the Executive’s release of ADEA Claims as a defense to any claim under ADEA. This exception is solely for the purpose of conforming this paragraph to the limitations set forth in 29 C.F.R. Sec. 1625.23.

8.References. The Employer agrees that in response to inquiries from prospective employers, to provide a neutral reference, containing only the following information: dates of employment; position or positions held; and verification of salary information provided by the Executive to the prospective employer. The Executive agrees that he will direct all references to Holly Edington, Senior Vice President – Human Resources.
9.No Legal Fees. Any legal fees or similar costs related to this Agreement will be borne solely by the party incurring same hereunder.
10.Litigation Assistance. The Executive acknowledges that, at some point in the future, litigation may arise either directly or tangentially relating to his employment at the Employer and/or its related entities. The Executive agrees to appear without the need for a subpoena to provide deposition testimony and testify at trial and/or arbitration in connection with any such litigation. The Executive also agrees to cooperate in providing documents and information necessary to assist in the defense or prosecution of any such case, including telephone calls and meetings with the Employer’s and/or the Company’s counsel. If applicable, reasonable travel expenses will be paid by the Employer.

11.Waiver and Release of Claims Under the Age Discrimination in Employment Act (ADEA): By signing this Agreement, the Executive understands that his waiver and release of claims in this Agreement includes claims under the ADEA. He is advised in connection with his waiver and release of these claims of the following rights he has under the ADEA and the Older Workers Benefits Protection Act:

a.
Consideration Period. The Executive acknowledges that he has up to twenty-one (21) days to consider signing this Agreement. This Agreement may only be signed on or after the Executive’s final day of employment.

b.
Revocation. The Executive acknowledges that he shall have seven (7) days after he executes this Agreement within which to revoke this Agreement and that this Agreement will not become effective until the seven (7) day revocation period has expired. Such revocation must be in writing, sent to Holly Edington, Senior Vice President – Human Resources, at 6711 Columbia Gateway Drive, Suite 300, Columbia, MD 21046 and received prior to the end of the revocation period. If the Executive has not delivered the written notice of revocation within the seven (7) day period, this Agreement shall become final and effective on the eighth day following the date on which it is signed by the Executive. If the Executive delivers written revocation within the seven (7) day period, this Agreement shall not take effect and the Executive will not be eligible for any payments or benefits under this Agreement.

c.
Consultation With Attorney. The Executive acknowledges that he has been advised to consult with counsel prior to signing this Agreement. The Executive agrees that he had an adequate opportunity to review this Agreement with persons of his choice, including his attorney, that he fully understand its terms and that he has signed it knowingly and voluntarily.

12.Voluntary Agreement. By voluntarily executing this Agreement, the Executive confirms that he is relying upon his own judgment and the advice of any attorney he has consulted, and not on any recommendations or representations of the Employer, the Company or any of their agents or representatives. By voluntarily executing this Agreement, the Executive confirms his competence to understand and does hereby accept all terms and conditions of this Agreement as resolving fully all differences, disputes, claims, and potential claims between the Executive, on one hand, and the Employer and/or the Company or any of their subidiaries, on the other hand.
13.Entire Agreement. This Agreement shall be binding on and enforceable by the assigns and heirs of the Executive and on the successors and assigns of the Employer. This Agreement contains the entire understanding of the Employer, the Company and the Executive with respect to the subject matter hereof, and, except as specifically noted herein, supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, including without limitation, the Employment Agreement.
14.Savings Clause. If any provision of this Agreement is determined to be void or unenforceable the remaining provisions will remain in full force and effect; provided, however, that if a decision is made by an administrative agency, court, arbitrator, or other person or body deciding a dispute between the parties hereto invalidating all or any part of Section 7 of this Agreement (other than the release and waiver under the Age Discrimination in Employment Act) due to a challenge, claim or request submitted by the Executive, then this entire Agreement shall be deemed null and void.
15.Arbitration and Governing Law. Any dispute arising under this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association applicable to employment disputes as outlined in Section 11(c) of the Employment Agreement. The construction of the terms of this Agreement, and of any claim arising under this Agreement, shall be governed by the laws of the State of Maryland without regard to principles of conflict of laws.
16.Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code as a short-term deferral. Nothing contained herein shall be deemed to alter the time or manner of any payment, benefit or amount that is deemed to be deferred compensation that is subject to Section 409A of the Internal Revenue Code, if applicable. By signing this Agreement, the Executive acknowledges and agrees that neither the Employer nor the Company makes any representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that the Executive is solely responsible for any and all income, excise or other taxes imposed on the Executive with respect to any and all compensation or other benefits provided to him/her.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

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THIS IS A RELEASE – READ BEFORE SIGNING

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

/s/ Stephen E. Riffee Stephen E. Riffee Date: 2/3/15
Corporate Office Properties L.P., a Delaware limited partnership
By: Corporate Office Properties Trust, a Maryland real estate investment trust
By: /s/ Roger A. Waesche, Jr
Name: Roger A. Waesche, Jr
Title: President and CEO
Date: 2/3/15

Corporate Office Properties Trust, a Maryland real estate investment trust By: /s/ Roger A. Waesche, Jr Name: Roger A. Waesche, Jr Title: President and CEO Date: 2/3/15

EXHIBIT A

Equity Awards

2,127 unvested restricted common shares of beneficial interest of the Company subject to that certain Restricted Share Agreement dated March 1, 2012

4,159 unvested restricted common shares of beneficial interest of the Company subject to that certain Restricted Share Agreement dated March 1, 2013

9,932 unvested restricted common shares of beneficial interest of the Company subject to that certain Restricted Share Agreement dated March 6, 2014

Performance Share Award Agreement, dated as of March 1, 2013, pursuant to which the Company granted the Executive a Target Award (as defined therein) consisting of 18,023 performance share units

Performance Share Award Agreement, dated as of March 6, 2014, pursuant to which the Company granted the Executive a Target Award (as defined therein) consisting of 11,260 performance share units

A-1
ACTIVE/80826480.3